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FIFTEENTH AMENDMENT

TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LODGING FUND REIT III OP, LP

This Fifteenth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP (this “Amendment”) is adopted by Lodging Fund REIT III, Inc., a Maryland corporation (the “General Partner”), as the General Partner and on behalf of the Limited Partners of Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Partnership”), to be effective as of December 24, 2024 (the “Effective Date”). Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP dated June 15, 2020, as amended by the (i) First Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective February 4, 2021, (ii) Second Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective May 12, 2021, (iii) Third Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective August 3, 2021,

(iv) Fourth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective December 3, 2021, (v) Fifth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective January 18, 2022, (vi) Sixth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective February 8, 2022, (vii) Seventh Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective March 29, 2022, (viii) Eighth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective August 3, 2022, (ix) Ninth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective August 25, 2022, (x) Tenth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective August 25, 2022, (xi) Eleventh Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective December 22, 2022, (xii) Twelfth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective January 10, 2023, (xiii) Thirteenth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective April 7, 2023, and Fourteenth Amendment to the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP effective December 24, 2024 (collectively, the “Agreement”).

WHEREAS, the General Partner has determined it to be in the best interest of the Partnership to make certain changes to the Agreement as set forth in this Amendment in order to reflect the issuance of the Series A Preferred Units by the Partnership and terms of the Series A Preferred Units.

NOW, THEREFORE, in consideration of the preceding, the General Partner hereby amends the Agreement as follows:

1.	Section 1 of the Agreement shall be amended as follows:
1.1.A new definition of “Equity Securities” shall be added to the Agreement to read as follows:

““Equity Securities” has the meaning set forth in Section 7.13.1.”

1.2.The definition of “Limited Partner” shall be deleted in its entirety and replaced with the following:

““Limited Partner” means any Person named as a Common Limited Partner, Series A Preferred Limited Partner, Series B Limited Partner, Series GO

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Limited Partner, Series GO II Limited Partner, Series T Limited Partner or Series P Preferred Limited Partner as set forth on Exhibit A, as such exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.”

1.3.The definition of “Limited Partner Unit” shall be deleted in its entirety and replaced with the following:

““Limited Partner Unit” means a Common Limited Unit, Series A Preferred Unit, Series B Limited Unit, Series GO Limited Unit, Series GO II Limited Unit, Series T Limited Unit, or Series P Preferred Unit.”

1.4.A new definition of “Restricted Payments” shall be added to the Agreement to read as follows:

““Restricted Payments” has the meaning set forth in Section 7.13.3.”

1.5.A new definition of “Series A Preferred Limited Partner” shall be added to the Agreement to read as follows:

““Series A Preferred Limited Partner” means a Series A Preferred Limited Partner as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Series A Preferred Limited Partner.”

1.6.A new definition of “Series A Preferred Unit” shall be added to the Agreement to read as follows:

““Series A Preferred Unit” shall represent an interest in the Partnership entitling a Series A Preferred Limited Partner to the respective rights, preferences, privileges, powers and designations set forth herein and in Exhibit E.”

2.	A new Section 4.15.3 of the Agreement shall be added as follows:

“4.15.3 The Series P Preferred Unit Reserve may be terminated at the sole discretion of the Partnership once all Series A Preferred Units are redeemed.”

3.	Section 4.16 of the Agreement shall be renumbered as Section 4.17.
4.A new Section 4.16 of the Agreement shall be added as follows: “4.16 Issuance of Series A Preferred Units.

4.16.1 The Partnership may issue 40,000,000 Series A Preferred Units in accordance with Exhibit E.”

5.	A new Section 6.11 of the Agreement shall be added as follows: “6.11Special Provisions applicable to the Series P Preferred Units.

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6.11.1The first one million two hundred and fifty thousand dollars ($1,250,000) of net proceeds received by the Partnership from the sale of the Series P Preferred Units shall be retained by the Partnership.
6.11.2If the Partnership receives more than one million two hundred and fifty thousand dollars ($1,250,000) of net proceeds from the sale of the Series P Preferred Units, the next one million and forty seven thousand dollars ($1,047,000) of net proceeds received by the Partnership from the sale of the Series P Preferred Units shall be used to (i) pay accrued interest on the loans on the Fort Collins Property and the Courtyard Aurora Property through December 31, 2024 at or prior to the time of refinancing such loans or

(ii) after the time of such refinancing, redeem outstanding Series A Preferred Units issued in exchange for the contribution of such loans.

6.11.3If the Partnership receives more than two million two hundred and ninety seven thousand dollars ($2,297,000) of net proceeds from the sale of the Series P Preferred Units, the next seven million five hundred and fifty thousand dollars ($7,550,000) of net proceeds received by the Partnership from the sale of the Series P Preferred Units shall be retained by the Partnership.
6.11.4Subject to Sections 6.11.1, 6.11.2 and 6.11.3 above, if the Partnership receives more than nine million eight hundred and forty seven thousand dollars (i.e.,

$9,847,000) of net proceeds from the sale of the Series P Preferred Units, (A)_ until March 24, 2025, 50% of such additional net proceeds received by the Partnership from the sale of the Series P Preferred Units shall be used to redeem the Series A Preferred Units and the remaining 50% shall be retained by the Partnership, and (B) from and after March 24, 2025, 75% of such additional net proceeds received by the Partnership from the sale of the Series P Preferred Units shall be used to redeem the Series A Preferred Units and the remaining 25% shall be retained by the Partnership.”

6.	A new Section 6.12 of the Agreement shall be added as follows: “6.12 Series A Preferred Unit Distribution Preference.

6.12.1 Notwithstanding anything to the contrary in Section 6 or elsewhere in this Agreement, until the Series A Preferred Units are redeemed in full, no distribution shall be made on any Limited Partner Unit except in accordance with Section

7.13.3 of this Agreement.”

7.	A new section 7.13 of the Agreement shall be added as follows:

“7.13. Protective Provisions. Until such time as the Series A Preferred Units are redeemed in full, neither the Partnership, the General Partner, nor any Subsidiary thereof shall take any of the following actions without the prior written consent of the holders of a majority of the Series A Preferred Units voting as a single class:

7.13.1Create, authorize the creation of, or issue any shares, units or other equity securities of any class or series of capital stock (or any right exercisable or convertible into or exchangeable for any such securities) (“Equity Securities”) of the

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Partnership having rights, preferences or privileges with respect to distributions or liquidation senior to, or pari passu with, the Series A Preferred Units;

7.13.2Convert or exchange any loans, debt securities or indebtedness into Equity Securities of the Partnership;
7.13.3Declare or pay any distributions or dividends with respect to any Equity Securities of the Partnership or any of its Affiliates or repurchase or redeem any such Equity Securities (“Restricted Payments”); except (i) distributions with respect to the Series A Preferred Units; (ii) the Partnership may make Restricted Payments to Common Limited Units or other Junior Partnership Units (as defined in Exhibit E) in an amount not to exceed the rate of the Cash Distributions (as defined in Exhibit E) payable to the Series A Preferred Units per annum at the time of making such Restricted Payment, so long as the Partnership is current in paying the Series A Preferred Limited Partners their Cash Distributions on at least a quarterly basis and there is no default or event of default under any of the Partnership’s or any of its Affiliates’ outstanding indebtedness, (iii) distributions paid to the Series P Preferred Limited Partners (a) out of the Series P Preferred Unit Reserve or, three years after the first issuance of the Series P Preferred Units, in an amount equal to 7.5% per annum as long as the Series A Preferred Unit holders receive distributions in cash at least equal to the distributions paid to the Common Limited Partners and (b) up to 3.75% per annum with respect to any one time special distribution on the Series P Preferred Units made to an investor or (iv) if required to maintain the General Partner’s qualification as a real estate trust for federal income tax purposes. For the avoidance of doubt, no payments or distributions made by the Partnership or its Affiliates to the Securities and Exchange Commission (the “Commission”) to be distributed to investors in connection with the SEC Order (as defined in Exhibit E) shall be deemed to be a Restricted Payment;
7.13.4Incur or authorize the incurrence or refinancing of any new or additional indebtedness for borrowed money at the Partnership level or General Partner level, except for (i) up to $20.0 million in the aggregate with respect to the Partnership’s bonds held by Legendary A-1 Bonds, LLC, an Affiliate of the Partnership (the “Revolver”), (ii) additional commitments regarding (a) that certain $4.0 million second mortgage on the property known as Fargo Hampton Inn, (b) that certain $7.6 million first mortgage refinancing on the property known as El Paso Holiday Inn, and (c) that certain

$12.3 million first mortgage refinancing on the property known as El Paso Hilton Garden Inn, and (iii) in connection with any financing by a subsidiary of the Partnership of a new hotel property or refinancing of an existing hotel property. For the avoidance of doubt, the Partnership’s property-owning subsidiaries shall be permitted to incur or authorize the incurrence or refinancing of new or additional indebtedness for borrowed money;

7.13.5Prepay any debt at the Partnership level or any General Partner level while the Series A Preferred Units remain outstanding; provided, however, that the Partnership may prepay (i) a partial balance of the Revolver such that at least $8 million remains outstanding and (ii) up to $4 million of its third party corporate debt;
7.13.6Terminate, amend, modify, alter or repeal any provision of this Agreement, the Partnership Unit Designation in Exhibit E or the organizational documents of the Partnership or its Affiliates in a manner that alters the rights, preferences, privileges or powers of or restrictions provided for the benefits of the Series A Preferred Limited Partners or otherwise adversely affects the Series A Preferred Limited Partners;
7.13.7Enter into any transaction or amendment, waiver or other modification of any existing agreement or arrangement with an Affiliate of the Partnership,

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including any Affiliate of the Partnership’s sponsor or advisor (for the avoidance of doubt, the foregoing limitations include, but are not limited to (a) changes to existing fees or terms with Affiliates; (b) new fees owing or payments made to Affiliates, including prepayments of debt at the Partnership level or any General Partner level where the lender or investor is an Affiliate of the Partnership’s sponsor or advisor; (c) changes to existing or new debt financings with Affiliates; and (d) asset sales or transfers of ownership to Affiliates);

7.13.8Liquidate, dissolve or wind-up the business and affairs of the Partnership, effect any merger, consolidation, reorganization or sale of all or substantially all assets of the Partnership, change the Partnership’s principal line of business or otherwise enter into any transaction not in the ordinary course of the Partnership’s business as conducted in the past unless the Series A Preferred Units are redeemed in full as part of the transaction;
7.13.9Make an assignment (or permit any direct or indirect subsidiary to make an assignment) for the benefit of creditors or file a voluntary bankruptcy or similar proceeding, or fail to contest (or permit any direct or indirect subsidiary to fail to contest) any bankruptcy, insolvency or similar proceeding filed against the Partnership (or subsidiary as applicable);
7.13.10Except as set forth in the contribution agreement among the Partnership, Legendary Capital, LLC, Legendary Capital REIT III, LLC, and Access Point Financial, LLC dated December 24, 2024 (the “Contribution Agreement”) or otherwise agreed to with a majority of the holders of Series A Preferred Units, enter into a new property improvement plan related to the Hotel Properties (as defined in Exhibit E) and/or membership interests in property owning entities securing the loans described in the Contribution Agreement ;
7.13.11Enter into any agreement with the landlord of Sheraton Northbrook, including with respect to dispute resolution and securing the required funding for past-due property taxes; or
7.13.12	Agree to take any of the foregoing transactions.”
8.	The heading of Section 12.4 of the Agreement shall be deleted and replaced, and Section

12.4.4. shall be added to the Agreement, to read as follows:

“12.4Amendments Requiring Approval of special classes.”

“12.4.4Any amendments to the allocation and distribution provisions relating to the Series A Preferred Units, other than with respect to the issuance of additional interests in the Partnership junior to the Series A Preferred Units, shall require the approval of a majority of the holders of the Series A Preferred Units.”

9.Exhibit A of the Agreement shall be deleted in its entirety and replaced with Exhibit A attached to this Amendment.
10.A new Exhibit E to the Agreement, in the form attached to this Amendment, is added to the Agreement.
11.Full Force and Effect. As amended by this Amendment, the Agreement shall continue in full force and effect.
12.Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Limited Partners.

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13.Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
14.Electronic Signature. Any electronic signature of a party to this Amendment shall be valid as an original signature and shall be effective and binding. Any such electronic signature shall be deemed to (i) be “written” or “in writing,” (ii) have been signed and (iii) constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

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IN WITNESS WHEREOF, this Amendment is effective as of the date first set forth above.

GENERAL PARTNER:

LODGING FUND REIT III, INC., a Maryland corporation

By:

/s/ Norman Leslie

Norman Leslie

Chief Executive Officer

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5

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EXHIBITA

PARTNERS’ CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

Partner

Contributed Property

Agreed Net Valueof Capital Contribution

Partnership Units

%

Interest

Series B Limited Units

Series B

%

Interests

GENERAL PARTNER:

Lodging Fund REIT III, Inc.	Information maintained at General Partner’s office	—	—
SERIES B LIMITED PARTNER:
Legendary Capital REIT III, LLC	——	1,000	100%
SERIES T LIMITED PARTNERS:
COMMON LIMITED PARTNERS:	Information maintained at General Partner’s office	—	—
SERIESGOLIMITED
PARTNERS:	Information maintained at General Partner’s office	—	—
SERIES GO II LIMITED PARTNERS:	Information maintained at General Partner’s office
		—	—
SERIES P PREFERRED LIMITED PARTNERS:	Information maintained at General Partner’s office
		—	—
SERIES A PREFERRED LIMITED PARTNERS:	Information maintained at General Partner’s office
		—	—
TOTALS		1,000	100%

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1615646579.6

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EXHIBIT E

PARTNERSHIP UNIT DESIGNATION OF THE SERIES A PREFERRED UNITS

1.	Number of Units and Designation.

A class of Preferred Units is hereby designated as “Series A Preferred Units,” and the number of Preferred Units constituting such class shall equal 40,000,000.

2.	Definitions

For purposes of the Series A Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:

“Cash Distributions” has the meaning set forth in Section 3.1 of this Series A Designation.

“Contingency Asset Pool” has the meaning set forth in the Contribution Agreement. “Contribution Agreement” means that certain Contribution Agreement, dated as of December 24,

by and between the Partnership, Legendary Capital, LLC, Legendary Capital REIT III, LLC, and Access Point Financial, LLC.

“Distribution Event” means any partial or full optional or mandatory redemption, liquidation, dissolution or winding up of the Partnership.

“Hotel Properties” means those properties known as (i) Residence Inn – Fort Collins, (ii) Sheraton Northbrook and (iii) Courtyard Aurora.

“In-Kind Distributions” has the meaning set forth in Section 3.1 of this Series A Designation. “Junior Partnership Units” means Limited Partner Units other than the Series A Preferred Units. “SEC Order” shall mean that certain Administrative Proceeding, File No. 3-21586.

“Series A Designation” means this Partnership Unit Designation of Series A Preferred Units.

“Series A Distribution Payment Date” means the 23rd day of each month, or if not a business day, the next succeeding business day, beginning with January 23, 2025.

“Series A Liquidation Preference” has the meaning set forth in Section 4.1 of this Series A Designation.

“Series A Preferred Unit” means a Limited Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series A Designation.

“Series A Record Date” means the date 15 calendar days prior to each Series A Distribution Payment Date.

“Special Redemption Event” means the date upon which (i) the General Partner’s shares of common stock are listed for trading on a national securities exchange with at least 3 market makers or a

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E-1

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New York Stock Exchange specialist, (ii) the General Partner enters into a binding commitment for any merger or combination of the General Partner or the sale of substantially all of the General Partner’s assets or (iii) the Board of Directors of the General Partner approves of a reorganization, restructuring, spinoff or similar transaction of the General Partner.

“Stated Value” means $1 per Series A Preferred Unit.

“Total Distributions” has the meaning set forth in Section 3.1 of this Series A Designation.

3.	Distributions.
3.1On each Series A Distribution Payment Date, each holder of record of the Series A Preferred Units on each Series A Record Date shall be entitled to receive total distributions (“Total Distributions”) at the applicable percentage rate per annum multiplied against the Stated Value for each Series A Preferred Unit as set forth in sub-section 3(a) through 3(e) below for the periods set forth therein. The Total Distributions shall be comprised of (i) cash distributions (if there is available cash to distribute) at a rate per unit equal to the cash distributions being paid to each holder of Common Limited Units (“Cash Distributions”) and (ii) in-kind distributions at a rate equal to the difference between the Total Distributions and the Cash Distributions (“In-Kind Distributions”). Except as provided in Section 7.13.3(iii) of the Agreement, until the Series A Preferred Units are redeemed in full, the Partnership shall in no event pay a cash distribution to any holder of Common Limited Units or other Junior Partnership Units at rate that exceeds the rate of the Total Distributions payable to the Series A Preferred on any Series A Distribution Payment Date other than as set for in this Amendment. With respect to the In-Kind Distributions, the Stated Value shall accrete in the amount of the In-Kind Distribution on the Series A Distribution Payment Date. The Total Distributions shall accrue daily (whether or not declared) and compound on a quarterly basis on the Series A Preferred Units until the Series A Preferred Units are redeemed in full in cash, as set forth in Section 5 of this Series A Designation, or until the Partnership liquidates, dissolves or is wound up. The Total Distributions shall be payable monthly at the applicable percentage rate per annum to the holder of record of the Series A Preferred Units as set forth in the records of the Partnership at the close of business on the Series A Distribution Payment Date. If there is insufficient available cash, as determined by the General Partner, any Cash Distributions not paid in cash shall instead accrete as an In-Kind Distribution in the same manner set forth above, such that the aggregate Cash Distributions and In-Kind Distributions together aggregate to an amount equal to the Total Distributions. The holders of the Series A Preferred Units shall not be entitled to any distributions on the Series A Preferred Units, except as provided herein. For the avoidance of doubt, (i) no payments or distributions made by the Partnership or its Affiliates to the Commission to be distributed to the investors in connection with the SEC Order shall be deemed to be a Distribution and (ii) as of each Series P Distribution Date, so long as the Partnership has made each of the Distributions owed to the Series A Limited Partners as of such date, as set forth below, the Partnership shall be permitted to make any distribution required to be made to the Series P Limited Partners as of such date.
(a)	Date of Issuance through and including June 23, 2025: 11% Total

Distributions. Distributions. Distributions.

Distributions.

(b)	June 24, 2025 through and including December 23, 2025: 12% Total

(c)	December 24, 2025 through and including June 23, 2026: 13% Total

(d)	June 24, 2026 through and including December 23, 2026: 14% Total

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(e)On and after December 23, 2026 and thereafter: 17.5% Total Distributions, comprised entirely of Cash Distributions.

At least five business days prior to each Series A Distribution Payment Date, the Partnership shall provide an officer’s certificate signed by an officer of the Partnership certifying the amount of the cash dividend paid to the holders of Common Limited Units.

4.	Liquidation Preference.
4.1If there is a Distribution Event, whether voluntary or involuntary, before any payment or distribution by the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of any Limited Partner Units, the holders of the Series A Preferred Units shall be entitled to receive a priority distribution in cash per Series A Preferred Unit in an amount equal to the Stated Value as accreted under Section 3.1 of this Series A Designation plus all accrued and unpaid distributions on such Stated Value of each such Series A Preferred Unit at the time of the Distribution Event (the “Series A Liquidation Preference”). Until the holders of the Series A Preferred Units have been paid the Series A Liquidation Preference in full to the date of final distribution to such holders, no payment shall be made to any other holder of Limited Partner Units upon any Distribution Event. If, upon any Distribution Event, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series A Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series A Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Units and any such Series A Preferred Units ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Units if all amounts payable thereon were paid in full. For the avoidance of doubt, no payments or distributions made by the Partnership or its Affiliates to the Commission to be distributed to investors in connection with the SEC Order shall be deemed to be part of the Series A Liquidation Preference.
4.2Upon any Distribution Event, after payment shall have been made in full to the holders of the Series A Preferred Units, as provided in this Section 4, any other series or class or classes of Limited Partner Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Units shall not be entitled to share therein.
4.3Notwithstanding the above, subject to the consent of the holders of a majority of the Series A Preferred Units, the Partnership may make redemptions in accordance with the Partnership Agreement.
5.	Redemption.

Series A Preferred Units shall be redeemed by the Partnership as follows:

5.1Optional Redemption. Unless the Series A Preferred Units have been earlier redeemed as set forth in Section 5.2, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series A Preferred Units at any time, in whole or in part, at a redemption price equal to the Series A Liquidation Preference as of the redemption date (which shall be pro rata for partial redemptions). Upon the date the last Series A Preferred Unit is redeemed, no Series A Preferred Limited Partner shall have any other rights with respect to the Series A Preferred Units.
5.2Mandatory Redemption. Upon the occurrence of any of the following, the Partnership shall mandatorily redeem, in cash, all or a pro rata amount of the Series A Liquidation Preference with respect to each Series A Preferred Unit (up to the full Series A Liquidation Preference with respect to all Series A Preferred Units) using the proceeds described below received in conjunction with the following:

EXHIBIT 10.293

(a)Upon receiving the proceeds of any refinancing or other indebtedness in connection with the Hotel Properties, or any other hotel properties (or membership interest in any entity holding such hotel properties) included in a Contingency Asset Pool, such proceeds shall be used to redeem Series A Preferred Units in priority to any other payments and after first paying (i) all debt outstanding in connection with each such property or membership interest in any entity holding such property; and (ii) customary closing costs to third party service providers, excluding any fees and expenses to the Partnership or its Affiliates, in connection with such refinancing or other indebtedness that need to be paid from closing proceeds.
(b)Upon receiving the proceeds of any disposition of the Hotel Properties (or membership interest in any entity holding such Hotel Properties) or hotel properties(or membership interest in any entity holding such hotel properties) that are included in a Contingency Asset Pool, such proceeds shall be used to redeem Series A Preferred Units in priority to any other payments and after first paying (i) debt outstanding in connection with such property or membership interest in any entity holding such property; and (ii) customary closing costs to third party service providers, excluding any fees and expenses to the Partnership or its Affiliates, in connection with such disposition that need to be paid from closing proceeds.
5.3Special Redemption Event. In connection with a Special Redemption Event, the Partnership shall redeem for cash the Series A Preferred Units at a redemption price equal to the Series A Liquidation Preference on the redemption date if the General Partner, in the sole discretion of the General Partner, elects to redeem any other Limited Partner Unit.
6.	Cancellation of Units; Status of Reacquired Units.

All Series A Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

7.	Ranking.

Except as provided in Section 7.13.3(iii) of the Agreement, the Series A Preferred Units rank, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, senior to any and all other classes or series of Limited Partner Units of the Partnership.

8.	Special Allocations.

The parties agree to treat Cash Distributions on the Series A Preferred Units as “guaranteed payments” within the meaning of Section 707 of the Internal Revenue Code of 1986, as amended. No items of Profit or Loss of the Partnership shall be allocated to the holder of Series A Preferred Units under Section 5 of the Agreement.

9.	General.

The ownership of the Series A Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series A Preferred Units.

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